Exhibit 32. 1

Pursuant to § 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350)

     The undersigned, as the Chief Executive Officer of Alliance Bankshares Corporation, certifies that the Annual Report on Form 10-KSB for the period ended December 31, 2003, which accompanies this certification fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of Alliance Bankshares Corporation at the dates and for the periods indicated. The foregoing certification is made pursuant to § 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350), and no purchaser or seller of securities or any other person shall be entitled to rely upon the foregoing certification for any purpose. The undersigned expressly disclaims any obligation to update the foregoing certification except as required by law.

March 30, 2004	/s/ Thomas A. Young, Jr.
Date	Thomas A. Young, Jr.
President & CEO
(principal executive officer)